Exhibit 99.1

Contact:

Robert Kleiber, BUCA, Inc.

612-225-3276

FOR IMMEDIATE RELEASE

BUCA, Inc. Receives Delisting Notice from NASDAQ, Will Request Hearing

Minneapolis, MN – March 31, 2005 - BUCA, Inc. (NMS: BUCA) announced today that it has received a notice from the staff of the NASDAQ Stock Market indicating that the Company is subject to potential delisting from the NASDAQ National Market for failure to comply with NASDAQ’s requirements to file its Form 10-K for the fiscal year ended December 26, 2004 in a timely fashion, as required under Marketplace Rule 4310(c)(14). Receipt of the notice does not result in immediate delisting of the Company’s Common Stock.

NASDAQ stated in the notice that, unless the Company requests a hearing on NASDAQ’s delisting notice by April 6, 2005, the Company’s securities will be delisted from the NASDAQ National Market at the opening of business on April 8, 2005. As of the opening of business on April 1, 2005, an “E” will be appended to the end of the Company’s trading symbol for its securities. Therefore, commencing on April 1, 2005, the trading symbol for the Company’s common stock will be changed from “BUCA” to “BUCAE”.

The Company expects to make a timely request for a hearing with the NASDAQ Listing Qualifications Panel to appeal the NASDAQ staff’s determination. This request will stay the delisting pending the hearing and a determination by the NASDAQ Listing Qualifications Panel. There can be no assurance that the Panel will grant the Company’s request for continued listing.

The Company had previously announced that it would not file its Form 10-K within the required time as a result of an internal investigation of matters relating to the termination of the Company’s two executive officers, together with additional work related to the Company’s fiscal 2004 audit, the Company’s ongoing review of its financial reporting policies and procedures, and the Company’s efforts regarding its review of the Company’s internal control over financial reporting.

BUCA, Inc. owns and operates 107 highly acclaimed Southern Italian restaurants under the names Buca di Beppo and Vinny T’s of Boston in 30 states and the District of Columbia.